Exhibit 99.1

MESABI TRUST PRESS RELEASE

January 10, 2022 04:15 PM Eastern
Daylight Time	NEW YORK--(BUSINESS WIRE)

Distribution Announcement

The Trustees of Mesabi Trust (NYSE:MSB) declared a distribution of One Dollar and seventy-five cents ($1.75) per Unit of Beneficial Interest payable on February 20, 2022 to Mesabi Trust Unitholders of record at the close of business on January 30, 2022.  This compares to a distribution of forty-six cents ($0.46) per Unit for the same period last year.

The One Dollar and twenty-nine cents ($1.29) per Unit increase in the current distribution, as compared to the distribution announced by the Trust at the same time last year, is primarily attributable to the Trust’s receipt of total royalty payments of $19,053,159 (which included $2,833,687 for past underpaid royalties on DR grade pellets in 2019 and 2020, including interest, pursuant to the AAA final award decision received by the Trust on October 1, 2021) from Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”), which was higher than the total royalty payments of $5,925,181 received by the Trust from Cliffs in October 2020.  In addition to the receipt of underpaid royalties pursuant to the AAA final award, the increase in the royalty received by the Trust for the third  calendar quarter of 2021, as compared to the royalty received for the third calendar quarter of 2020, is primarily attributable to higher prices for iron ore products reflected in the third quarter 2021 royalty calculations, and higher volume of shipments during the third quarter 2021, compared with shipments in the third quarter 2020.  Finally, the Trust’s announcement today also reflects the Trustees’ determination that Mesabi Trust should have sufficient reserves available to make such a distribution while also maintaining an appropriate level of unallocated reserves in order for the Trust to be positioned to meet current and future expenses, and present and future liabilities (whether fixed or contingent) that may arise, including expenses that would be incurred during any potentially prolonged period of idling of Northshore Mining operations in the future.

Cliffs has not advised the Trust of any implementation of, or changes to, its publicly announced plans to shift production of DR grade pellets away from Northshore to Minorca, to no longer sell pellets to third parties in the coming years and to keep idle the Northshore plant from time to time.

Quarterly royalty payments from Northshore for iron ore shipments during the fourth calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due on January 30, 2022, together with the quarterly royalty report.  After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2022, royalty (including bonus royalty) amounts, timing of quarterly royalty payments and quarterly royalty reports, potential idling of the Northshore operations and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, potential future impacts of the coronavirus (COVID-19) pandemic, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to quarterly and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under customer agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit

Deutsche Bank Trust Company Americas

904-271-2520